EXHIBIT 4.03

AMENDED AND RESTATED PLEDGE AGREEMENT

This Amended and Restated Pledge Agreement (this “Agreement”) is dated as of October 28, 2010, made by each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a debtor hereunder pursuant to Section 29 hereof, the “Pledgors”) in favor of HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent (together with any successor Collateral Agent, the “Collateral Agent”), for its benefit and the benefit of the Secured Creditors (as defined below).

BACKGROUND

WHEREAS, pursuant to a certain Second Amended and Restated Credit Agreement of even date herewith (as the same may be amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”) by and among NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), ALARM LOCK SYSTEMS, INC., a Delaware corporation (“Alarm Lock”), CONTINENTAL INSTRUMENTS LLC, a New York limited liability company (“Continental”), MARKS USA I, LLC (“Marks”; together with Alarm Lock and Continental, each individually a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time party thereto (the “Lenders”) and HSBC Bank USA, National Association, as administrative agent and collateral agent for the Lenders, the Lenders have agreed, subject to the satisfaction of certain conditions precedent, to provide certain Extensions of Credit to the Borrower;

WHEREAS, each Guarantor has guaranteed the payment and performance of the Obligations of the Borrower under the Credit Agreement pursuant to the terms of that certain Amended and Restated Unlimited Guaranty of even date herewith (as the same may be amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”); and

WHEREAS, in order to induce Collateral Agent and Lenders to provide or continue to provide the financial accommodations described in the Credit Agreement, each Pledgor has agreed to pledge and grant a security interest to Collateral Agent for its benefit and for the ratable benefit of Secured Creditors in the Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 15:  Definitions.

15.1.   The following terms, as used herein, have the meanings set forth below:

“Agreement” has the meaning assigned to that term in the introductory paragraph hereof.

“Borrower” has the meaning assigned to that term in the Background to this Agreement.

“Collateral” has the meaning assigned to that term in Section 2.

“Collateral Agent” has the meaning assigned to that term in the introductory paragraph hereof.

“Credit Agreement” has the meaning assigned to that term in Background to this Agreement.

“Foreign Subsidiary” means any Subsidiary of a Pledgor that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Guarantors” has the meaning assigned to that term in Background to this Agreement.

“Guaranty” has the meaning assigned to that term in the Background to this Agreement.

“Lender” and “Lenders” have the meanings assigned to those terms in the Background to this Agreement.

“Membership Interest” has the meaning assigned to that term in Section 2.

“Pledged Stock” has the meaning assigned to that term in Section 2(a).

“Pledgor” and “Pledgors” have the meanings assigned to those terms in the introductory paragraph hereof.

“Secured Creditors” means (i) any Agent, (ii) any Lender, (iii) any Issuing Lender and (iv) any Agent or any Lender or any Affiliate of any Agent or any Lender that has entered into a Hedge Agreement with any Borrower or is owed Bank Product Obligations.

 “Secured Obligations” means, collectively:

(i)           the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium (if any), interest, fees, reimbursement obligations under letters of credit, costs and indemnities (including, without limitation, all interest, fees and other amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor, whether or not such claim is allowed in any such proceeding)) of such Pledgor to the Agents, any Issuing Lender or any Lender, whether now existing or hereafter incurred arising out of, or in connection with, the Credit Agreement and the other Loan Documents to which such Pledgor is a party (including, without limitation, in the event such Pledgor is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its Guaranty) and including any obligations, liabilities and indebtedness owing to the Agent, any Lender or any Affiliate of any Agent or any Lender in respect of Bank Product Obligations or Hedge Agreements with Borrower;

(ii)           any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iii)           in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Pledgor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and

(iv)           all amounts owing to the Collateral Agent pursuant to the Credit Agreement or any of the Loan Documents in its capacity as such.

“Securities Act” has the meaning assigned to that term in Section 9.

15.2.           Other Definition Provisions.  References to “Sections” or “Schedules” shall be to Sections or Schedules of this Agreement unless otherwise specifically provided.  For purposes hereof, “including” is not limiting and “or” is not exclusive.  Except as provided by Section 1(c), capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided for in the Credit Agreement.  Any of the terms defined in Section 1(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

15.3.           Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

SECTION 16:  Pledge and Grant of Security Interest.  To secure the full and punctual payment and performance of the Secured Obligations, each Pledgor hereby pledges, assigns, hypothecates, transfers and grants a security interest to Collateral Agent for its benefit and for the benefit of Secured Creditors in all of the following (the “Collateral”):

16.1.           the shares of stock set forth under such Pledgor’s name on Schedule A annexed hereto and expressly made a part hereof (the “Pledged Stock”), the certificates representing the Pledged Stock and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock, provided that the Pledged Stock shall not include more than 65% of the issued and outstanding shares of voting stock of any Foreign Subsidiary;

16.2.           all of each Pledgor’s now owned or hereafter acquired rights (but not its obligations), membership interests and other equity ownership interests (whether certificated or uncertificated) in each limited liability company set forth on Schedule A (collectively, the “Membership Interests”) and each of such limited liability company’s successors, including, without limitation, all rights, proceeds, distributions, interest, dividends, options, warrants, increases, profits and income from such limited liability company;

16.3.           all additional (i) shares of stock of any issuer of the Pledged Stock (and the certificates representing such additional shares), (ii) Membership Interests of any issuer of the Membership Interests and the certificates evidencing such Membership Interests (to the extent certificated) in each limited liability company set forth on Schedule A (each of the foregoing, an “Issuer”) from time to time acquired by any Pledgor in any manner, including, without limitation, stock dividends or a distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off (which shares and certificates shall be deemed to be part of the Collateral), and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares of the Pledged Stock or Membership Interests, provided that no Pledgor shall be required to pledge more than 65% of the issued and outstanding shares of voting stock of any Foreign Subsidiary; and

16.4.           all options and rights, whether as an addition to, in substitution of or in exchange for any shares of the Pledged Stock or Membership Interests.

SECTION 17:   Delivery of Collateral.  All certificates representing or evidencing the (i) the Pledged Stock and (ii) certificated Membership Interests (including Membership Interests which become certificated after the date hereof) shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.  Each Pledgor hereby authorizes the Issuer upon written demand by Collateral Agent to deliver any certificates, instruments or other distributions issued in connection with the Collateral directly to Collateral Agent, in each case to be held by Collateral Agent, subject to the terms hereof.  Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Pledged Stock or Membership Interests.  In addition, Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any Pledged Stock or Membership Interests for certificates or instruments of smaller or larger denominations.

SECTION 18:   Representations and Warranties of Pledgor.  Each Pledgor represents and warrants to Collateral Agent (which representations and warranties shall be deemed to continue to be made until all of the Secured Obligations have been paid in full and the Credit Agreement has been irrevocably terminated) that:

18.1.           Each Pledgor has the requisite power and authority to enter into this Agreement, to pledge the Collateral for the purposes described herein and to carry out the transactions contemplated by this Agreement.

18.2.           The execution, delivery and performance by each Pledgor of this Agreement and the pledge of the Collateral hereunder have been duly and properly authorized and do not and will not result in any violation of any agreement, indenture, instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to such Pledgor.

18.3.           This Agreement constitutes the legal, valid and binding obligation of each Pledgor enforceable against such Pledgor in accordance with its terms.

18.4.           Each Pledgor is the direct and beneficial owner of each share of the Pledged Stock and Membership Interests set forth under such Pledgor’s name on Schedule A annexed hereto.

18.5.           All of the Collateral has been duly authorized, validly issued and are fully paid and nonassessable.

18.6.           This Agreement creates and grants a valid first lien on and perfected security interest in the Collateral and the proceeds thereof, subject to no prior security interest, mortgage, pledge, claim, lien, charge, hypothecation, assignment, offset or encumbrance whatsoever (collectively, “Liens”) or to any agreement purporting to grant to any third party a Lien upon the property or assets of any Pledgor which would include the Collateral.

18.7.           There are no restrictions on transfer of the Pledged Stock or Membership Interests contained in the Certificate of Incorporation or by-laws (or Certificate of Formation, limited liability company agreement or other organizational documents, as the case may be) of the Issuer or otherwise which have not otherwise been enforceably and legally waived by the necessary parties.

18.8.           None of the Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

18.9.           There are no pending or, to the best of each Pledgor’s knowledge, threatened actions or proceedings before any court, judicial body, administrative agency or arbitrator which may materially adversely affect the Collateral.

18.10.           No consent, approval, authorization or other order of any Person and no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required by any Pledgor either (i) for the pledge of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

18.11.           No notification of the pledge evidenced hereby to any Person is required.

18.12.           The Pledged Stock and the Membership Interests constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock and limited liability company interests of the Issuers thereof set forth on Schedule A annexed hereto.

18.13.           As of the date hereof, there are no existing options, warrants, calls or commitments of any such character whatsoever relating to any Collateral and no indebtedness or other security convertible into any Collateral.

18.14.           As of the date hereof any proxy or proxies heretofore given by such Pledgor to any Person or Persons whatsoever have been revoked.

The representations and warranties set forth in this Section 4 shall survive the execution and delivery of this Agreement.

SECTION 19:   Covenants.  Until such time as all of the Secured Obligations have been paid in full and the Credit Agreement has been irrevocably terminated, each Pledgor shall:

19.1.           Not sell, assign, transfer, convey, or otherwise dispose of its rights in or to the Collateral or any interest therein; nor create, incur or permit to exist any Lien whatsoever with respect to any of the Collateral or the proceeds thereof other than that created hereby, in each case unless expressly permitted by the Credit Agreement.

19.2.           At Pledgor’s expense, defend Collateral Agent’s right, title and security interest in and to the Collateral against the claims of any Person and keep the Collateral free from all Liens, except for the Liens granted to Collateral Agent under this Agreement.

19.3.           At any time, and from time to time, upon the written request of Collateral Agent, execute and deliver such further documents and do such further acts and things as Collateral Agent may reasonably request in order to effect the purposes of this Agreement including, but without limitation, delivering to Collateral Agent upon the occurrence and during the continuance of an Event of Default irrevocable proxies in respect of the Collateral in form satisfactory to Collateral Agent.  Until receipt thereof, this Agreement shall constitute each Pledgor’s proxy to Collateral Agent or its nominee to vote all shares of Collateral then registered in such Pledgor’s name.

19.4.           Within two (2) Business Days of receipt thereof by any Pledgor, deliver to Collateral Agent all notices and statements relating to the Collateral received by such Pledgor.

19.5.           Not consent to or approve the issuance of (i) any additional shares of any class of capital stock or limited liability company interests of the Issuer; (ii) any securities convertible either voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or any securities exchangeable for, any such shares; or (iii) any warrants, options, contracts or other commitments entitling any person to purchase or otherwise acquire any such shares.

SECTION 20:   Voting Rights and Dividends.  In addition to Collateral Agent’s rights and remedies set forth in Section 8 hereof, in case an Event of Default shall have occurred and be continuing, Collateral Agent shall (i) be entitled to vote the Collateral, (ii) be entitled to give consents, waivers and ratifications in respect of the Collateral (each Pledgor hereby irrevocably constituting and appointing Collateral Agent, with full power of substitution, the proxy and attorney-in-fact of such Pledgor for such purposes) and (iii) be entitled to collect and receive for its own use cash dividends paid on the Collateral.  No Pledgor shall be permitted to exercise or refrain from exercising any voting rights or other powers if, in the reasonable judgment of Collateral Agent, such action would have a material adverse effect on the value of the Collateral or any part thereof; and, provided, further, that each Pledgor shall give at least five (5) days’ written notice of the manner in which such Pledgor intends to exercise, or the reasons for refraining from exercising, any voting rights or other powers other than with respect to any election of directors and voting with respect to any incidental matters.  All dividends and all other distributions in respect of any of the Collateral, whenever paid or made, shall be delivered to Collateral Agent to hold as Collateral and shall, if received by any Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 21:   Events of Default.  The term “Event of Default” wherever used herein shall mean the occurrence of any Event of Default under the Credit Agreement.

SECTION 22:   Remedies.  Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may:

22.1.           Demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any part thereof), as Collateral Agent may determine in its sole discretion;

22.2.           Transfer any or all of the Collateral into its name, or into the name of its nominee or nominees;

22.3.           Exercise all rights with respect to the Collateral including, without limitation, all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Collateral as if it were the absolute owner thereof, including, but without limitation, the right to exchange, at its discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer thereof, or upon the exercise by the Issuer of any right, privilege or option pertaining to any of the Collateral, and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; and

22.4.           Subject to the requirements of applicable law, sell, assign and deliver the whole or, from time to time, any part of the Collateral at the time held by Collateral Agent, at any private or public sale or auction, with or without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise (all of which are hereby waived, except such notice as is required by applicable law and cannot be waived), for cash or credit or for other property for immediate or future delivery, and for such price or prices and on such terms as Collateral Agent in its sole discretion may determine, or as may be required by applicable law.

Each Pledgor hereby waives and releases any and all right or equity of redemption, whether before or after sale hereunder.  At any such sale, unless prohibited by applicable law, Collateral Agent may bid for and purchase the whole or any part of the Collateral so sold free from any such right or equity of redemption.  All moneys received by Collateral Agent hereunder whether upon sale of the Collateral or any part thereof or otherwise shall be held by Collateral Agent and applied by it as provided in Section 11 hereof.  No failure or delay on the part of Collateral Agent in exercising any rights hereunder shall operate as a waiver of any such rights nor shall any single or partial exercise of any such rights preclude any other or future exercise thereof or the exercise of any other rights hereunder.  Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon nor any duty as to preservation of any rights pertaining thereto, except to apply the funds in accordance with the requirements of Section 11 hereof.  Collateral Agent may exercise its rights with respect to property held hereunder without resort to other security for or sources of reimbursement for the Secured Obligations.  In addition to the foregoing, Collateral Agent shall have all of the rights, remedies and privileges of a secured party under applicable law and the Uniform Commercial Code regardless of the jurisdiction in which enforcement hereof is sought.

SECTION 23:   Registration.  If Collateral Agent shall exercise its right to sell all or any part of the Collateral following the occurrence and during the continuance of an Event of Default, and if, in the opinion of counsel for Collateral Agent, it is necessary to have the Collateral being sold registered under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), each Pledgor will use its best efforts to cause the applicable Issuer to execute and deliver, and to cause the directors and officers of such Issuer to execute and deliver, all at such Pledgor’s expense, all such instruments and documents and to do or cause to be done all such other acts and things as may be necessary to register the Collateral being sold under the provisions of the Securities Act.  Such Pledgor shall cause any such registration statement to become effective and to remain effective for a period of one year from the date of the first public offering of the Collateral being sold and to make all amendments thereto and to related documents which, in the opinion of Collateral Agent or its counsel, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Such Pledgor shall also cause the applicable Issuer to comply with the provisions of the “Blue Sky” law of any jurisdiction which Collateral Agent shall designate in connection with any sale hereunder; and to cause such Issuer to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) covering a period of at least twelve months but not more than eighteen months, beginning with the first month after the effective date of any such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act.  Each Pledgor acknowledges that a breach of any of the covenants contained in this Section may cause irreparable injury to Collateral Agent, that Collateral Agent will have no adequate remedy at law with respect to such breach and, as a consequence, such covenants of such Pledgor shall be specifically enforceable against such Pledgor.

SECTION 24:    Private Sale.  Notwithstanding anything contained in Section 9, each Pledgor recognizes that Collateral Agent may be unable to effect (or to do so only after delay which would adversely affect the value that might be realized from the Collateral) a public sale of all or part of the Collateral by reason of certain prohibitions contained in the Securities Act, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor agrees that any such private sale may be at prices and on terms less favorable to the seller than if sold at public sales and that such private sales shall be deemed to have been made in a commercially reasonable manner.  Each Pledgor agrees that Collateral Agent has no obligation to delay sale of any Collateral for the period of time necessary to permit any Issuer to register the Collateral for public sale under the Securities Act.

SECTION 25:    Proceeds of Sale.  The proceeds of any collection, recovery, receipt, appropriation, realization, disposition or sale of the Collateral shall be applied by Collateral Agent as provided in the Credit Agreement.

In the event that the proceeds of any collection, recovery, receipt, appropriation, realization or sale are insufficient to satisfy the Secured Obligations, each Pledgor shall be liable for the deficiency together with interest thereon at the rate prescribed in the Credit Agreement plus the costs and fees of any attorneys employed by Collateral Agent and/or Lenders to collect such deficiency.

Collateral Agent, in its sole and absolute discretion, with or without notice to Pledgors, may deposit any proceeds of any collection, recovery, receipt, appropriation, realization, disposition or sale of the Collateral in a non-interest bearing cash collateral deposit account to be maintained as security for the Secured Obligations.

SECTION 26:   Waiver of Marshaling.  Each Pledgor hereby waives any right to compel any marshaling of any of the Collateral.

SECTION 27:   Collateral Agent Appointed Attorney-In-Fact and Performance by Collateral Agent.  Upon the occurrence of an Event of Default which is continuing, each Pledgor hereby irrevocably constitutes and appoints Collateral Agent as such Pledgor’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to do in such Pledgor’s name, place and stead, all such acts, things and deeds for and on behalf of and in the name of such Pledgor, which such Pledgor could or might do or which Collateral Agent may deem necessary, desirable or convenient to accomplish the purposes of this Agreement, including, without limitation, to execute such instruments of assignment or transfer or orders and to register, convey or otherwise transfer title to the Collateral into Collateral Agent’s name.   Each Pledgor hereby ratifies and confirms all that said attorney-in-fact may so do and hereby declares this power of attorney to be coupled with an interest and irrevocable.  If any Pledgor fails to perform any agreement herein contained, Collateral Agent may itself perform or cause performance thereof, and any costs and expenses of Collateral Agent incurred in connection therewith shall be paid by Pledgors as provided in Section 24 hereof.

SECTION 28:   Termination.  This Agreement shall terminate and each Pledgor shall be entitled to the return, at such Pledgor’s expense, of such of the Collateral as has not theretofore been sold, disposed of or otherwise applied pursuant to this Agreement upon payment in full of the Secured Obligations and irrevocable termination of the Credit Agreement.

SECTION 29:   Concerning Collateral Agent.  The recitals of fact herein shall be taken as statements of Pledgors for which Collateral Agent assumes no responsibility.  Collateral Agent makes no representation to anyone as to the value of the Collateral or any part thereof or as to the validity or adequacy of the security afforded or intended to be afforded thereby or as to the validity of this Agreement.  Collateral Agent shall be protected in relying upon any notice, consent, request or other paper or document believed by it to be genuine and correct and to have been signed by a proper person.  The permissive rights of Collateral Agent hereunder shall not be construed as duties of Collateral Agent.  Collateral Agent shall be under no obligation to take any action toward the enforcement of this Agreement or rights or remedies in respect of any of the Collateral.  Collateral Agent shall not be personally liable for any action taken or omitted by it in good faith and reasonably believed by it to be within the power or discretion conferred upon it by this Agreement.

SECTION 30:    Expenses.

30.1.           Without limiting any Pledgor’s obligations under the Credit Agreement or the other Loan Documents, each Pledgor hereby agrees to promptly pay all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with (i) protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral, (ii) creating, perfecting, maintaining and enforcing Collateral Agent’s Liens and (iii) collecting, enforcing, retaking, holding, preparing for disposition, processing and disposing of the Collateral.

30.2.           If any Pledgor fails to promptly pay any portion of the above costs, fees and expenses when due or to perform any other obligation of such Pledgor under this Agreement, Secured Party may, at its option, but shall not be required to, pay or perform the same and charge such Pledgor’s account for all fees, costs and expenses incurred therefor, and the Pledgors jointly and severally agree to reimburse Secured Party therefor on demand.  All sums so paid or incurred by Collateral Agent for any of the foregoing, any and all other sums for which any Pledgor may become liable hereunder and all fees, costs and expenses (including attorneys’ fees, legal expenses and court costs) incurred by Collateral Agent in enforcing or protecting the Security Interests or any of its rights or remedies under this Agreement shall be payable on demand, shall constitute Secured Obligations, shall bear interest until paid at the highest rate provided in the Credit Agreement and shall be secured by the Collateral.

SECTION 31:   Notices.  All notices, approvals, requests, demands and other communications hereunder to be delivered to any Pledgor and all notices, approvals, requests, demands and other communications hereunder shall be given in accordance with the notice provision of the Credit Agreement.

SECTION 32:    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

SECTION 33:     JURISDICTION; JURY TRIAL WAIVER.

33.1.           EACH PLEDGOR HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  ANY JUDICIAL PROCEEDING BY ANY PLEDGOR AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED CREDITOR INVOLVING, DIRECTLY OR INDIRECTLY ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE COURT LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.EACH PLEDGOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.2 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF COLLATERAL AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

33.2.           EACH PLEDGOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH PLEDGOR (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF COLLATERAL AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT COLLATERAL AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT COLLATERAL AGENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 34:  No Waiver; Cumulative Remedies.  Any and all of Collateral Agent’s and Secured Creditors’ rights with respect to the Liens granted under this Agreement shall continue unimpaired, and each Pledgor shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the bankruptcy, insolvency or reorganization of any Pledgor, (b) the release or substitution of any item of the Collateral at any time, or of any rights or interests therein, or (c) any delay, extension of time, renewal, compromise or other indulgence granted by Collateral Agent and Secured Creditors in reference to any of the Secured Obligations.  Each Pledgor hereby waives all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consents to be bound hereby as fully and effectively as if such Pledgor had expressly agreed thereto in advance.  No failure on the part of Collateral Agent or Secured Creditors to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy by Collateral Agent and Secured Creditors preclude any other or further exercise thereof or the exercise of any right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 35:   Severability.  In case any security interest or other right of Collateral Agent and/or any Secured Creditors shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other security interest or other right, privilege or power granted under this Agreement.  In the event that any provision of this Agreement or the application thereof to Pledgors or any circumstance in any jurisdiction governing this Agreement shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provision to parties, jurisdictions, or circumstances other than to whom or to which it is held invalid or unenforceable shall not be affected thereby, nor shall same affect the validity or enforceability of any other provision of this Agreement.

SECTION 36:   Counterparts; Facsimiles.  Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 37:    Miscellaneous.

37.1.           Except as provided in Section 29 hereof, no amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by Collateral Agent (with the consent of the Required Lenders, or if required by the Credit Agreement, all the Lenders) and the Pledgors.

37.2.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Pledgor may assign its rights or obligations hereunder without the written consent of Collateral Agent.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to Collateral Agent, for its benefit and the benefit of the Secured Creditors, hereunder, subject to the rights of any such assignee.

37.3.           The headings and captions in this Agreement are for purposes of reference only and shall not constitute part of this Agreement for any other purpose.

SECTION 38:   Expenses.  The Collateral shall also secure, and each Pledgor shall pay to Collateral Agent on demand, from time to time, all costs and expenses, (including but not limited to, attorneys’ fees and costs, taxes, and all transfer, recording, filing and other charges) of, or incidental to, the custody, care, transfer, administration of the Collateral or any other collateral, or in any way relating to the enforcement, protection or preservation of the rights or remedies of Collateral Agent and Lenders under this Agreement or with respect to any of the Secured Obligations.

SECTION 39:   Recapture.  Anything in this Agreement to the contrary notwithstanding, if Collateral Agent and/or and Secured Creditor receives any payment or payments on account of the Secured Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy, reorganization, moratorium or insolvency law relating to or affecting the enforcement of creditors’ rights generally, common law or equitable doctrine, then to the extent of any sum not finally retained by Collateral Agent and/or any Secured Creditor, each Pledgor’s obligations to Collateral Agent and Secured Creditors shall be reinstated and this Agreement shall remain in full force and effect (or be reinstated) until payment shall have been made to Collateral Agent, which payment shall be due on demand.

SECTION 40:    General Terms and Conditions.  In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document.

SECTION 41:    RIGHT OF COLLATERAL AGENT AND SECURED CREDITORS TO ARBITRATE DISPUTES.

41.1.           EACH PLEDGOR AGREES THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN OR AMONG SUCH PLEDGOR AND THE COLLATERAL AGENT OR ANY OTHER SECURED CREDITOR WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (“DISPUTE” OR “DISPUTES”) SHALL, AT THE COLLATERAL AGENT’S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY THE COLLATERAL AGENT, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY ANY PLEDGOR AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY SUCH PLEDGOR, BE RESOLVED BY ARBITRATION IN NEW YORK, NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 27 AND SHALL, AT THE ELECTION OF THE COLLATERAL AGENT, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (I) THE CREDIT AGREEMENT, THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, (II) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING SUCH PLEDGOR AND THE COLLATERAL AGENT OR OTHER SECURED CREDITORS, (III) ANY TRANSACTION CONTEMPLATED HEREBY AND ALL PAST, PRESENT AND FUTURE TRANSACTIONS INVOLVING SUCH PLEDGOR AND THE COLLATERAL AGENT OR ANY OTHER SECURED CREDITOR, AND (IV) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP OF SUCH PLEDGOR AND THE COLLATERAL AGENT OR ANY SECURED CREDITOR.  Collateral Agent may elect to require arbitration of any such Dispute with Pledgor without thereby being required to arbitrate all Disputes between the Collateral Agent, any Secured Creditor and Pledgor.  Any such dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the commercial arbitration rules of the American Arbitration Association (“AAA”).  In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this Section 27(a).  In any arbitration proceeding subject to these provisions, the arbitration panel (the “arbitrator”) is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.  In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party.  Judgment upon the award rendered may be entered in any court having jurisdiction.  Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in Section 27(d).

41.2.           No provision of, nor the exercise of any rights under, Section 27(a) shall limit the right of any party (i) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the Uniform Commercial Code, as amended, or otherwise pursuant to applicable law, (ii) to exercise self help remedies including but not limited to setoff and repossession, or (iii) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of the Collateral Agent or other Secured Creditors, even if the Collateral Agent or any Secured Creditor is the plaintiff, to submit the Dispute to arbitration if the Collateral Agent or such Secured Creditor would otherwise have such right.

41.3.           The Collateral Agent may require arbitration of any Dispute(s) concerning the lawfulness, unconscionableness, propriety, or reasonableness of any exercise by the Collateral Agent of its right to take or dispose of any Collateral or its exercise of any other right in connection with Collateral including, without limitation, judicial foreclosure, exercising a power of sale under a deed of trust or mortgage, obtaining or executing a writ of attachment, taking or disposing of property with or without judicial process pursuant to Article 9 of the New York Uniform Commercial Code, as amended or otherwise as permitted by applicable law, notwithstanding any such exercise by the Collateral Agent.

41.4.           Whenever an arbitration is required under Section 27(a), the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA. A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years’ experience.  Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority vote of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years' experience representing commercial banks).

41.5.           In the event of any Dispute governed by this Section 27, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator's fees.  The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrator’s fees, and court costs) to the prevailing party.

SECTION 42:     Amendment and Restatement. This Amended and Restated Pledge Agreement amends, restates and replaces in its entirety and is given in substitution for but not in satisfaction of all previous pledges given by Pledgors in favor of Collateral Agent and Secured Creditors, including, but not limited to (i) that certain Pledge Agreement dated May 12, 1997 given by Borrower, (ii) that certain Pledge Agreement dated July 27, 2000 given by Borrower, (iii) that certain Borrower Pledge Agreement dated September 11, 2008 given by Borrower and (iv) that certain Pledge Agreement dated May 12, 1997 given by Alarm Lock (as each may have been amended, modified or otherwise restated from time to time).

SECTION 43:      Additional Pledgors.  It is understood and agreed that any Subsidiary of a Pledgor that desires to become an Pledgor hereunder, or is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Loan Document, shall become an Pledgor hereunder by (x) executing a joinder agreement in form and substance satisfactory to the Collateral Agent, (y) delivering supplements to Schedules hereto as are necessary to cause such Schedules to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.  The execution and delivery of any instrument adding an additional Pledgor as a party to this Agreement shall not require the consent of any other Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

NAPCO SECURITY TECHNOLOGIES, INC.,
as a Pledgor

By: /s/KEVIN S. BUCHEL
Name:Kevin S. Buchel
Title:Senior Vice President

ALARM LOCK SYSTEMS, INC.,
as a Pledgor

By: /s/KEVIN S. BUCHEL
Name:Kevin S. Buchel
Title:Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By: DEBORAH LINDER
Name: Deborah Linder
Title: Vice President

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